EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its First Quarter Ended June 30, 2016

MCLEAN, Va., Aug. 01, 2016 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its first quarter ended June 30, 2016.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	June 30, 2016	March 31, 2016	Change	% Change
For the quarter ended:
Total investment income	$14,393	$12,441	$1,952	15.7%
Total expenses, net	(7,581)	(7,542)	39	0.5
Net investment income	6,812	4,899	1,913	39.0
Net realized gain	18,560	18	18,542	NM
Net unrealized (depreciation) appreciation	(838)	17,701	(18,539)	NM
Net increase in net assets resulting from operations	24,534	22,618	1,916	8.5
Net investment income per common share	0.23	0.16	0.07	43.8
Cash distribution per common share	0.19	0.19	—	—
Distributions payout ratio(A)	42.7%	46.9%	(4.2%)	(9.0)
Weighted average yield on interest-bearing investments	12.7	12.7	—	—
Total dollars invested	$28,976	$1,575	$27,401	NM
Total dollars repaid and collected from sales	42,942	3,363	39,560	NM

As of:
Total investments, at fair value	$490,981	$487,656	$3,325	0.7%
Fair value, as a percent of cost	94.0%	94.1%	(0.1%)	(0.1)
Net assets	$297,880	$279,022	$18,858	6.8
Net asset value per common share	9.84	9.22	0.62	6.8
Number of portfolio companies	36	36	—	—

(A) Distribution payout ratio is calculated by dividing distributions to common stockholders during the period by the sum of Net investment income in excess of distributions and current period distributions.
NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended June 30, 2016, the following significant events occurred:

  Portfolio Activity:
    Invested $25.5 million through a combination of secured second lien debt and preferred equity in one new portfolio company.
    Exited one investment, which resulted in full repayment of our debt investment of $14.5 million, dividend income of $2.8 million, and a net realized gain of $18.8 million.
    Invested $3.5 million into existing portfolio companies.

  Recurring Distributions and Dividends:  Paid monthly cash distributions to common and preferred stockholders for each of April, May, and June 2016.  The Company paid $0.0625 per common share, per month; $0.1484375 per share, per month for the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Series A Term Preferred Stock”); $0.140625 per share, per month for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”); and $0.135417 per share, per month for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”).

First Quarter Results:  Net investment income for the quarters ended June 30, 2016 and March 31, 2016, was $6.8 million, or $0.23 per share, and $4.9 million, or $0.16 per share, respectively, an increase of 39.0%.  The increase in net investment income period over period was primarily due to higher other income.

Net asset value per common share as of June 30, 2016 increased to $9.84 compared to $9.22 as of March 31, 2016.  The quarter over quarter increase was primarily due to $20.3 million of net unrealized appreciation, exclusive of reversals related to portfolio company exits, which was due to improved performance of certain of our portfolio companies.

Subsequent Events:  After June 30, 2016, the following significant events occurred:

  Regular Distributions and Dividends Declared:  On July 12, 2016, our Board of Directors declared the following monthly cash distributions and dividends:
Record Date	Payment Date	Distribution per Common Share	Dividend per Series A Term Preferred Share	Dividend per Series B Term Preferred Share	Dividend per Series C Term Preferred Share
July 22, 2016	August 2, 2016	$0.0625	$0.1484375	$0.140625	$0.135417
August 22, 2016	August 31, 2016	0.0625	0.1484375	0.140625	0.135417
September 21, 2016	September 30, 2016	0.0625	0.1484375	0.140625	0.135417
Total for the quarter:		$0.1875	$0.4453125	$0.421875	$0.406251

Conference Call:  The Company will hold its earnings release conference call on Tuesday, August 2, 2016, at 8:30 a.m. EDT.  Please call (855) 376-7516 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through October 2, 2016.  To hear the replay, please dial (855) 859-2056 and use the playback conference number 29797470.  The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through October 2, 2016.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations.  The Company has paid 132 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2016, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.